Better Home & Finance Holding Company Welcomes Barry Feierstein as Chief Operating Officer
NEW YORK--(BUSINESS WIRE)—On December, 19, 2025, Better Home & Finance Holding Company (NASDAQ: BETR; BETRW) (“Better” or the “Company”) announced the appointment of Barry Feierstein as Better’s Chief Operating Officer (COO). Mr. Feierstein will oversee Better’s core Corporate Operations to help drive alignment and efficiency across the organization.
“We’re thrilled to have Barry on board as Better’s new COO. His background brings a rare combination of entrepreneurial spirit and operational discipline that will strengthen Better’s leadership team as we scale the company in 2026,” said Vishal Garg CEO and Founder of Better. “During this pivotal moment of growth, Barry will play a critical role in driving the execution of our strategic business plans by building fast moving and efficient organization.”
Mr. Feierstein brings over 30 years of deep experience in leading and scaling operations across private and public companies in residential housing finance, small business lending, student lending and higher education sectors.
“Throughout my career, I’ve focused on guiding companies through high-growth transformation. My experience has reinforced the belief that meaningful change is made possible when leadership up and down the organization is aligned around the same vision,” said Barry Feierstein, COO of Better. “I look forward to bringing that mindset to Better as the team scales our AI-powered platform and builds the future of homeownership.”
Mr. Feierstein will partner closely with the executive team to support Better’s continued evolution into the nation’s leading AI-native home finance company. In his role, he’ll streamline the organization and translate strategic priorities into clear operational plans that support long-term growth.
About Barry Feierstein
Prior to joining the Company, Mr. Feierstein served as Chief Operating Officer of Hamilton Insurance Agency, an insurance broker and benefits administration provider, from January 2025 until December 2025, where he led a strategic review that culminated in the sale of the company to NFP, a division of AON (NYSE: AON).

From March 2024 until December 2025, he served as Founding Chief Operating Officer of Open Castle, Inc., a global credit facilitation platform, where he will maintain a role as a strategic advisor. Mr. Feierstein served as Chief Operating Officer of EasyKnock, Inc., a residential real estate finance company, from January 2021 until September 2024, and as a transitional advisor from February 2024 to September 2024. He also served as

Chief Business Operating Officer of University of Phoenix (a business unit of Apollo Education Group) and then as the Chief Commercial Officer of Apollo Education Group (formerly NYSE: APOL). Mr. Feierstein previously held positions at SLM Corporation (formerly Sallie Mae, Inc.) (NYSE: SLM), an education solutions company, including managing its private credit business and then as its Executive Vice President of Sales and Marketing. Early in his career, Barry spent five years at McKinsey & Company, a management consulting firm.
Mr. Feierstein holds a B.A., summa cum laude, from Tufts University and an M.B.A. from Harvard Business School.
About Better Home & Finance Holding Company
Better Home & Finance Holding Company (NASDAQ: BETR; BETRW) is the first AI-native mortgage and home equity finance platform, and first fintech to fund more than $100 billion in loan volume. Since 2016, Better has leveraged its industry-leading AI platform, Tinman™, to achieve a singular mission of making homeownership cheaper, faster, and easier for all Americans. Tinman™ allows customers to see their rate options in seconds, get pre-approved in minutes, lock in rates, and close their loan in as little as three weeks. In addition, Betsy™, the first voice-based AI loan assistant built exclusively for the mortgage industry, revolutionizes the homebuying journey by delivering timely application status updates to consumers, answering questions, and moving their loan application along 24/7/365. Better’s mortgage offerings include GSE-conforming mortgage loans, FHA and VA loans, and jumbo mortgage loans. In January 2023, Better launched "One Day Mortgage,” allowing eligible customers to go from click to Commitment Letter within 24 hours. Better won the 2025 Fintech Breakthrough Awards for Digital Mortgage Innovation, the 2025 Banking Tech Award for Digital Mortgage Innovation, and was named Best Online Mortgage Lender by Forbes and Best Mortgage Lender for Affordability by WSJ in 2023, ranked #1 on LinkedIn’s Top Startups List for 2021 and 2020, #1 on Fortune’s Best Small and Medium Workplaces in New York, #15 on CNBC’s Disruptor 50 2020 list, and was listed on Forbes FinTech 50 for 2020. Better serves customers in all 50 US states and the United Kingdom.
For more information, follow @betterdotcom on Instagram and TikTok.
ir@better.com
Forward-looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical fact should be considered forward-looking statements, including, without limitation, statements and expectations regarding Mr. Feierstein’s role as the Company’s Chief Operating Officer. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are inherently subject to risks and uncertainties which could cause actual future events to differ materially from those expressed or implied by the forward-looking statements in this communication. Such risks and uncertainties include those risks and other important factors that could affect the Company’s business, reputation, results of operations, financial condition, and stock price, which are discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as any such factors may be updated from time to time in the Company’s other filings with the SEC, including without limitation, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, which is available, free of charge, at the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for Better to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Better undertakes no obligation, except as required by law, to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.